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Nobilis Health Appoints New Board Member
Houston, January 22, 2018 /PRNewswire/ -- Nobilis Health Corp. (NYSE American: HLTH) ("Nobilis" or the "Company") announced the appointment of Susan Watt to its Board of Directors (the “Board”), effective Friday, January 19th, 2018.
A native of Montreal and Toronto, Ms. Watt has had a 30-year career in public service, holding various leadership roles within both the Government of Canada and the Ontario Provincial Government. As a lawyer, part of Ms. Watt’s career was spent liaising with law enforcement agencies in an effort to improve Ontario’s policing policies and procedures. As Ontario’s only female Police Complaints Commissioner, Ms. Watt played a significant role in the formation and development of Ontario’s Civilian Oversight of Police Initiative.
“On behalf of Nobilis’ Board of Directors, I would like to personally welcome Ms. Watt to the Nobilis team,” said Harry Fleming, CEO and Chairman of the Board. “Ms. Watt’s unique background in public service will no doubt bring a new and valuable perspective to the Board. The other Directors and I are looking forward to collaborating with Ms. Watt while we operate under the shared goal of guiding Nobilis’ continued growth and success.”
Ms. Watt currently serves as a board member on the Adoption Council of Ontario and is a former member of the Ontario Board of Parole. She is also the founder of The Peter Pan Foundation, a non-profit organization in Ontario which sponsors community events throughout the year designed to provide a positive and uplifting experience for children from less-fortunate backgrounds.
Ms. Watt holds a Bachelor of Arts (B.A.) from McGill University, a Bachelor of Laws (LL.B.) from the University of Ottawa, and a Master of Laws (LL.M.) from the University of Cambridge in England.
With the appointment of Ms. Watt, Nobilis now has a total of six board members.
About Nobilis Health Corp.
Nobilis (www.NobilisHealth.com) is a full-service healthcare development and management company, with 32 locations across Texas and Arizona, including 5 hospitals, 13 ambulatory surgery centers, and 14 multi-specialty clinics. In addition, Nobilis partners with 34 facilities across the country. Marketing nine independent brands, Nobilis deploys a unique patient acquisition strategy driven by proprietary, direct-to-consumer marketing technology, focusing on a specified set of procedures that are performed at its facilities by local physicians. Nobilis' business model connects patients with physicians to deliver the highest quality healthcare while enhancing physician practices within the Nobilis network.
Contact Information:
Tuan Tran
Vice President, Investor Relations
(346) 207-6342
IR@Nobilishealth.com